Exhibit 99.4


                             THIRD AMENDMENT TO
                       AGREEMENT OF PURCHASE AND SALE
                       AND JOINT ESCROW INSTRUCTIONS



      THIS THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (this "Amendment") is made as of the 11th day of February, 2000, by and between Inprise Corporation ("Seller") and ScanlanKemperBard Companies, an Oregon corporation ("Buyer").

                                  RECITALS

      A. Buyer and Seller are parties to an Agreement of Purchase and Sale and Joint Escrow Instructions, dated as of December 30, 1999, as amended by a First Amendment to Agreement of Purchase and Sale and Joint Escrow Instructions, dated as of January 27, 2000, and a Second Amendment to Agreement of Purchase and Sale and Joint Escrow Instructions, dated as of February 8, 2000 ("Original Agreement"), pursuant to which Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, certain real and personal property located at 100 Enterprise Way, Scotts Valley, California, and certain related rights, all as more particularly described in the Original Agreement (collectively, the "Property"); and

      B. Buyer and Seller desire to amend the Original Agreement as provided in this Amendment.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

      1. Definitions. Capitalized terms that are used but not defined in this Amendment, shall have the respective definitions given to such terms in the Original Agreement. As used herein, the term "Agreement" shall mean the Original Agreement, as amended by this Amendment and any subsequent amendments.

      2.   Extension of Contingency Deadline.  The first (1st) sentence of
 Section 4.1 of the Original Agreement is hereby deleted and, in lieu thereof, the following shall be inserted: "Except as otherwise provided in this Agreement, Buyer shall have until 5 p.m. (Pacific Time) on February 15, 2000 ('Contingency Deadline'), to review all materials provided or made available by Seller to Buyer pursuant to the terms of this Agreement, to review the state of title to the Property, to negotiate the Seller's Lease and to perform such other due diligence with respect to the Property as Buyer determines in its sole discretion to perform."

      3. No Other Changes. Except as expressly modified or amended by this Amendment, the Original Agreement shall remain in full force and effect and be binding upon the parties in accordance with its terms.

      4. Counterparts. This Amendment may be executed in two or more counterparts each of which shall be an original and all of which together shall constitute one instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


 SELLER:

 INPRISE CORPORATION, a Delaware
 corporation


 By /s/ Hobart McK. Birmingham
   --------------------------------
 Print Name: Hobart McK. Birmingham
 Title: CAO


 BUYER:

 SCANLANKEMPERBARD COMPANIES, an
 Oregon corporation


 By /s/ Todd M. Gooding
   ------------------------------
 Print Name: Todd M. Gooding
 Title: Vice President